Exhibit 99.1

[tousa logo]	Company Contacts:
	David J. Keller	Hunter Blankenbaker
	Chief Financial Officer	Director of Corporate Communications
	Telephone: 800-542-4008	Telephone: 954-965-6606
	Email:investor@tousa.com	Email: hblankenbaker@tousa.com

Technical Olympic USA Reports Third Quarter Financial
Results

Highlights of the quarter include:

     ➢   Record revenues and earnings of $507.2 million and $28.1 million, respectively

     ➢   Record backlog of $1.7 billion, a 92% increase from the prior year
     ➢   Confirmed 2004 annual guidance of $117 in net income
     ➢   Issued 2005 annual guidance of $155 million in net income, a 33% increase from 2004
     ➢   Authorization to list on the New York Stock Exchange (NYSE)
     ➢   Completion of $600 million homebuilding revolving credit facility and $100 million mortgage warehouse facility

HOLLYWOOD, Fla., November 2, 2004 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NASDAQ: TOUS) today released financial results for the third quarter ended September 30, 2004.

Homebuilding revenues for the third quarter of 2004 were $507.2 million, an 18% increase over the $430.4 million in the third quarter of 2003. The increase in homebuilding revenues can be attributed to a 14% increase in home deliveries to 1,784 from 1,559, and a 7% increase in the average selling price on homes delivered to $280,000 from $263,000.

Net income for the third quarter of 2004 increased 30% to $28.1 million (or $.61 per diluted share) from $21.5 million (or $.51 per diluted share) for the three months ended September 30, 2003.

“While we are pleased with our 18% revenue growth and 30% net income growth, our third quarter results were not as strong as we expected due to the four major hurricanes that impacted the Florida peninsula,” said Antonio B. Mon, President and Chief Executive Officer of Technical Olympic USA. “We expect post-hurricane disruptions and delays to persist for some time and, as a result, we anticipate that we will deliver approximately 7,600 homes in 2004. However, we look forward to a very strong fourth quarter. Additionally, we are encouraged by the outlook into 2005, where we expect continued strong growth in our revenues and earnings.”

The Company was actively selling homes in 246 communities, a 19% increase over the 206 active communities from the prior year period.

As previously announced on October 14, 2004, the Company announced a 30% increase in new sales orders for the quarter ended September 30, 2004 to 2,394 from 1,846 for the quarter ended September 30, 2003. The Company’s homes in backlog totaled a record 6,171, an 85% increase from the prior year period. The Company’s sales value of homes in backlog increased 92% to $1.7 billion from $903 million. The average selling price of the Company’s homes in backlog increased to $296,000 from $271,000.

The Company also reaffirmed its 2005 earnings guidance of $155 million of net income or $3.38 earnings per share (based on 45.8 million fully diluted shares) and announced EBITDA guidance for 2005 of $320 million based upon $2.7 billion in revenues. Including unconsolidated joint ventures, the Company expects estimated deliveries of 9,600 homes.

“As we said last quarter, we have essentially reached the end of our transition from a group of local and regional builders into a large diversified and professionally managed national home builder. We believe our authorization to list on the NYSE and the completion of the $600 million revolving credit facility are a direct reflection of the progress we made during our transition. In short, we have transitioned TOUSA to a company that we believe is well-positioned for the future and poised for continued profitable growth.”

The Company will host a conference call Wednesday, November 3, 2004 at 11:00 a.m. EST. To access the call, please dial (800) 818-5264 (domestic) or (913) 981-4910 (international) and use the pass code 953691. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. This call is also being web cast by CCBN and can be accessed through the Company’s web site at www.tousa.com. Please allow 15 minutes prior to the call to download and install any necessary audio software.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) the strength of our business and demand for our homes, (ii) our continued profitable growth, (iii) the ultimate impact of the disruption to our Florida operations caused by the recent Florida hurricanes, (iv) the strength of our anticipated operating results for the fourth quarter of 2004 and our earnings and operational guidance for fiscal 2004, and (v) our 2005 earnings, operational, and EBITDA guidance. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, and (iii) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2003, filed with the Commission on February 10, 2004.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(DOLLARS IN MILLIONS, EXCEPT SHARES AND PAR VALUE)

	September 30,
	2004
	(unaudited)	December 31, 2003
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$44.6	$73.7
Restricted	2.2	21.2
Inventory
Deposits	108.7	78.7
Homesites and land under development	389.2	443.4
Residences completed and under construction	704.6	404.6
Inventory not owned	193.0	246.2

	1,395.5	1,172.9
Property and equipment, net	28.8	23.7
Investments in unconsolidated joint ventures	30.6	10.5
Other assets	56.5	43.7
Goodwill	106.7	100.1

	1,664.9	1,445.8
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	—	3.1
Restricted	87.3	73.4
Mortgage loans held for sale	70.2	75.2
Other assets	10.0	7.5

	167.5	159.2

Total assets	$1,832.4	$1,605.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$140.5	$149.3
Customer deposits	69.2	35.5
Obligations for inventory not owned	193.0	246.2
Notes payable	605.6	480.0
Bank borrowings	67.6	17.9

	1,075.9	928.9
FINANCIAL SERVICES:
Accounts payable and other liabilities	87.6	75.3
Bank borrowings	58.1	63.2

	145.7	138.5

Total liabilities	1,221.6	1,067.4

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 44,856,437 and 44,833,554 shares issued and outstanding at September 30, 2004, and December 31, 2003, respectively	0.4	0.4
Additional paid-in capital	392.2	379.3
Unearned compensation	(15.8)	(7.3)
Retained earnings	234.0	165.2

Total stockholders’ equity	610.8	537.6

Total liabilities and stockholders’ equity	$1,832.4	$1,605.0

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
HOMEBUILDING:
Revenues:
Home sales	$500.1	$410.5	$1,369.3	$1,134.0
Land sales	7.1	19.9	61.0	25.3

	507.2	430.4	1,430.3	1,159.3
Cost of sales:
Home sales	398.8	331.6	1,104.4	907.4
Land sales	6.6	12.3	47.8	16.3

	405.4	343.9	1,152.2	923.7

Gross profit	101.8	86.5	278.1	235.6
Selling, general and administrative expenses	61.2	58.1	176.9	153.9
Other (income) expense, net	(2.9)	(0.7)	(3.4)	(2.7)

Homebuilding pretax income	43.5	29.1	104.6	84.4

FINANCIAL SERVICES:			9.5	9.5
Revenues	10.1	12.9	31.7	35.6
Expenses	9.5	8.1	25.3	21.7

Financial Services pretax income	0.6	4.8	6.4	13.9

Income before income taxes	44.1	33.9	111.0	98.3
Provision for income taxes	16.0	12.4	40.8	35.9

Net income	$28.1	$21.5	$70.2	$62.4

EARNINGS PER COMMON SHARE:
Basic	$0.63	$0.52	$1.57	$1.49

Diluted	$0.61	$0.51	$1.53	$1.48

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	44,851,652	41,833,554	44,845,554	41,830,119

Diluted	45,942,000	42,346,680	45,742,799	42,082,985

CASH DIVIDENDS PER SHARE	$0.015	—	$0.030	—

Non-GAAP Financial Information

EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Net income	$28.1	$21.5	$70.2	$62.4
Add: income taxes	16.0	12.4	40.8	35.9
Add: interest in cost of sales	12.6	9.5	36.1	25.0
Add: depreciation and amortization expense	3.1	2.5	9.5	6.1

EBITDA (1)	$59.8	$45.9	$156.6	$129.4

(1)	EBITDA for the full year 2005 will be calculated in the same way.

EBITDA is the sum of net income before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. Our non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

We compensate for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating results.

A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above (dollars in millions).

Management’s Discussion and Analysis

     Selected portions of Management’s Discussion and Analysis to be contained in the Company’s Form 10-Q for the quarter ended September 30, 2004 follow:

Executive Summary

     We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”) which comprise our operating segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore/Southern Pennsylvania	Austin	Central Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio

     We build homes for inventory and on a pre-sold basis. At September 30, 2004, we owned 4,294 homes completed or under construction, of which approximately 26% were unsold. At September 30, 2004, we had 222 completed unsold homes in our inventory, of which approximately 38% had been completed for more than 90 days. We are actively working to reduce our speculative home inventory to reduce carrying costs and to increase our available capital.

     Once a sales contract with a buyer has been approved, we classify the transaction as a “new sales order” and include the home in “backlog.” Such sales orders are usually subject to certain contingencies such as the buyer’s ability to qualify for financing. At closing, title passes to the buyer and a home is considered to be “delivered” and is removed from backlog. Revenue and cost of sales are recognized at the delivery of the home, land or lot when title is transferred to the buyer. We estimate that the average period between the execution of a sales contract for a home and closing is approximately six to twelve months for presold homes. The principal expenses of our Homebuilding operations are (i) cost of sales and (ii) selling, general and administrative (“SG&A”) expenses. Costs of home sales include land and land development costs, home construction costs, previously capitalized indirect costs, capitalized interest and estimated warranty costs. SG&A expenses for our Homebuilding operations include administrative costs, advertising expenses, on-site marketing expenses, commission costs, and closing costs. Sales commissions are included in selling, general and administrative costs when the related revenue is recognized.

     We were actively selling homes in 246 communities and 206 communities at September 30, 2004 and 2003, respectively. Additionally, we are actively selling homes in 6 communities through joint ventures. For the three months ended September 30, 2004, total revenues increased 17%, net income increased 30%, net sales orders increased 27% and home deliveries increased 14% as compared to the same period in the prior year. For the nine months ended September 30, 2004, total revenues increased 23%, net income increased 12%, net sales orders increased 48% and home deliveries increased 15% as compared to the same period in the prior year. Sales value in backlog at September 30, 2004 as compared to September 30, 2003 increased by 92% to $1.7 billion. Our home cancellation rate was approximately 16% for the quarter ended September 30, 2004 and 14% for the nine months ended September 30, 2004.

     We have entered, and expect to continue to enter, into joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that also build and market homes. Through joint ventures, we mitigate and share the risk associated with land ownership and development and extend our capital resources. At September 30, 2004, our investment in these joint ventures was $30.6 million. In addition, we seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At September 30, 2004, we controlled 50,100 homesites of which 75% were controlled through various option arrangements.

     In September 2004, we acquired certain assets of Gilligan Homes which included control of approximately 1,100 homesites. Gilligan Homes is a regional builder with operations in Maryland, Southern Pennsylvania and Delaware.

     To provide homebuyers a seamless home purchasing experience, we have a complementary financial services business where we provide mortgage financing and closing services and offer title, homeowners’ and other insurance products to our homebuyers and others. Our mortgage financing operation derives most of its revenues from buyers of our homes, although it also offers its services to existing homeowners refinancing their mortgages. Our closing services and our insurance agency operations are used by our homebuyers and a broad range of other clients purchasing or refinancing residential or commercial real estate. Our mortgage financing operations’ revenues consist primarily of origination and premium fee income, interest income, and the gain on the sale of the mortgages. Our title operations’ revenues consist primarily of title insurance and closing services. All of our underwriting risk associated with title and homeowners’ insurance policies is transferred to third-party insurers. The principal expenses of our Financial Services operations are SG&A expenses, which consist primarily of compensation and interest expense on our warehouse line of credit.

Critical Accounting Policies

     There have been no significant changes to our critical accounting policies during the nine months ended September 30, 2004, as compared to those we disclosed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2003.

Results of Operations – Consolidated

Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

     Total revenues increased 17% to $517.3 million for the three months ended September 30, 2004, from $443.3 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding revenues of 18%, offset by a decrease in Financial Services revenues of 22%. Delays related to the hurricanes in Florida caused our deliveries to lag behind our expectations. Additionally, we expect the labor and supply shortages caused by the hurricanes to persist for some time.

     Income before income taxes increased by 30% to $44.1 million for the three months ended September 30, 2004, from $33.9 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding pretax income to $43.5 million for the three months ended September 30, 2004, from $29.1 million for the three months ended September 30, 2003. This was partially offset by a decline in Financial Services pretax income to $0.6 million from $4.8 million for the same periods.

     Our effective tax rate was 36.4% and 36.5% for the three months ended September 30, 2004 and 2003, respectively.

     As a result of the above, net income increased to $28.1 million (or $0.61 per diluted share) for the three months ended September 30, 2004 from $21.5 million (or $0.51 per diluted share) for the three months ended September 30, 2003.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

     Total revenues increased 22% to $1,462.0. million for the nine months ended September 30, 2004, from $1,194.9 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding revenues of 23% offset by a decrease in Financial Services revenues of 11%. Delays related to the hurricanes in Florida caused our deliveries to lag behind our expectations. Additionally, we expect the labor and supply shortages caused by the hurricanes to persist for some time.

     Income before income taxes increased by 13% to $111.0 million for the nine months ended September 30, 2004, from $98.3 million for the comparable period in 2003. This increase is attributable to an increase in Homebuilding pretax income to $104.6 million for the nine months ended September 30, 2004, from $84.4 million for the nine months ended September 30, 2003. This was partially offset by a decline in Financial Services pretax income to $6.4 million from $13.9 million for the same periods.

     Our effective tax rate was 36.7% and 36.5% for the nine months ended September 30, 2004 and 2003, respectively. This increase was due to increases in income in states with higher tax rates which offset savings associated with our recent tax planning initiatives.

     As a result of the above, net income increased to $70.2 million (or $1.53 per diluted share) for the nine months ended September 30, 2004, from $62.4 million (or $1.48 per diluted share) for the nine months ended September 30, 2003.

Results of Operations

The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Three months ended September 30,				Nine months ended September 30,
	2004		2003		2004		2003
Deliveries:	Homes	$	Homes	$	Homes	$	Homes	$
Florida	541	$149.9	582	$143.8	1,641	$438.6	1,628	$394.5
Mid-Atlantic	143	62.9	165	53.5	378	151.5	472	153.6
Texas	489	127.2	404	107.8	1,378	348.5	1,127	294.8
West	611	160.1	408	105.3	1,586	430.7	1,105	291.1

Consolidated total	1,784	$500.1	1,559	$410.4	4,983	$1,369.3	4,332	$1,134.0
From unconsolidated joint ventures	25	7.6	—	—	27	8.2	—	—

Total	1,809	$507.7	1,559	$410.4	5,010	$1,377.5	4,332	$1,134.0

	Three months ended September 30,				Nine months ended September 30,
	2004		2003		2004		2003
Net Sales Orders(1):	Homes	$	Homes	$	Homes	$	Homes	$
Florida	952	$301.2	743	$197.5	3,008	$890.3	2,050	$509.4
Mid-Atlantic	83	31.7	155	52.9	595	252.7	503	166.8
Texas	480	117.7	428	108.5	1,468	371.2	1,356	344.4
West	828	243.2	520	133.8	2,646	731.2	1,322	345.3

Consolidated total	2,343	$693.8	1,846	$492.7	7,717	$2,245.4	5,231	$1365.9
From unconsolidated joint ventures	51	21.3	—	—	281	91.5	—	—

Total	2,394	$715.1	1,846	$492.7	7,998	$2,336.9	5,231	$1365.9

(1) Net of cancellations

	September 30, 2004			September 30, 2003
			Average			Average
Sales Backlog:	Homes	$	Price	Homes	$	Price
Florida	2,913	$875.5	$301	1,617	$429.2	$265
Mid-Atlantic	447	190.3	$426	275	102.9	$374
Texas	584	146.1	$250	607	152.6	$252
West	1,924	521.1	$271	828	218.2	$264

Consolidated total	5,868	$1,733.0	$295	3,327	$902.9	$271
From unconsolidated joint ventures*	303	95.4	$315	—	—	—

Total	6,171	$1,828.4	$296	3,327	$902.9	$271

*	Includes 49 homes associated with the Gilligan Homes acquisition.

	Three months ended September 30,				Nine months ended September 30,
	2004		2003		2004		2003
		Sales		Sales		Sales		Sales
Average Price:	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders	Deliveries	Orders
Florida	$277	$316	$247	$266	$267	$296	$242	$249
Mid-Atlantic	$440	$382	$324	$341	$401	$425	$325	$332
Texas	$260	$245	$267	$253	$253	$253	$262	$254
West	$262	$294	$258	$257	$272	$276	$263	$261
Consolidated total	$280	$296	$263	$267	$275	$291	$262	$261
From unconsolidated joint ventures	$304	$418	—	—	$304	$326	—	—
Total	$281	$299	$263	$267	$275	$292	$262	$261

	Percentage of Total Homebuilding Revenues
	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Gross Profit	20.1%	20.1%	19.5%	20.3%
SG&A	12.1%	13.4%	12.4%	13.2%
Other (income) expense, net	(0.6)%	(0.1)%	(0.2)%	(0.2)%

Homebuilding pretax income	8.6%	6.8%	7.3%	7.3%

Three Months Ended September 30, 2004 Compared to Three Months Ended September 30, 2003

     Homebuilding revenues increased 18% to $507.2 million for the three months ended September 30, 2004, from $430.4 million for the three months ended September 30, 2003. This increase is due primarily to an increase in revenues from home sales to $500.1 million for the three months ended September 30, 2004, from $410.5 million for the comparable period in 2003. Our home sales revenues in the quarter were 33% of our sales backlog at the beginning of the quarter, which is lower than 2003 and the first quarter of 2004; however, it is consistent with our backlog conversion during the second quarter of 2004. This decline is caused by our rapid increase in active communities in the first half of the year and regulatory delays in opening new communities. Revenue from home sales increased 22% due to (1) a 14% increase in home deliveries to 1,784 from 1,559 for the three months ended September 30, 2004 and 2003, respectively, and (2) a 7% increase in the average selling price on homes delivered to $280,000 from $263,000 in the same periods. A significant component of this increase was the 52% increase in revenues from home sales in our West region for the three months ended September 30, 2004 as compared to the same period in 2003. This increase was due to the greater number of homes delivered and the higher average selling price of such homes. The increase in revenues from home sales was offset by a decrease in revenue from land sales. Revenues from land sales for the three months ended September 30, 2004 were $7.1 million as compared to $19.9 million for the three months ended September 30, 2003, a decrease of 64%. As part of our land inventory management strategy we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.

     Our Homebuilding gross profit increased 18% to $101.8 million for the three months ended September 30, 2004, from $86.5 million for the three months ended September 30, 2003. This increase is primarily due to an increase in the gross profit from home sales. Our gross margin on home sales increased to 20.3% for the three months ended September 30, 2004, from 19.2% for the three months ended September 30, 2003. This increase from period to period is primarily due to an increase in gross margin across many of our markets resulting from stronger housing demand which offset increases in land costs due to our increased use of option contracts. For the three months ended September 30, 2004, we generated gross profit on land sales of $0.5 million, as compared to $7.6 million for the comparable period in 2003.

     SG&A expenses increased to $61.2 million for the three months ended September 30, 2004, from $58.1 million for the three months ended September 30, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 12.1% for the three months ended September 30, 2004, as compared to 13.5% for the same period in 2003. The 140 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the increase in homebuilding revenues and our ability to generate higher revenue levels while leveraging fixed SG&A costs. SG&A expenses as a percentage of revenues from home sales for the three months ended September 30, 2004 and 2003 decreased to 12.2% from 14.1%, respectively, while our Homebuilding pretax income as a percentage of home sales revenues increased to 8.7% for the three months ended September 30, 2004 from 7.1% for the three months ended September 30, 2003.

     For the three months ended September 30, 2004 and 2003, we recognized a compensation charge of $2.4 million and $0.5 million, respectively, for variable accounting of certain stock-based awards which include accelerated vesting criteria. This amount is included in SG&A expenses.

     For the three months ended September 30, 2004, other income includes a $1.3 million gain related to the sale of joint venture interests in Houston.

     Our Homebuilding pretax income as a percentage of Homebuilding revenues increased to 8.6% for the three months ended September 30, 2004, from 6.8% for the three months ended September 30, 2003. This increase is due to the increase in our gross margin on revenue from home sales and the improvement in SG&A as a percentage of Homebuilding revenues.

Net Sales Orders and Backlog

     For the three months ended September 30, 2004, net sales orders increased by 27% and the value of net sales orders increased by 41% as compared to the same period in the prior year. The increase is due to strong housing demand in the majority of our markets and the increased number of communities in which we are marketing. We experienced a 46% decline in net sales orders in our Mid-Atlantic region due to our decision to temporarily suspend sales in selected communities to preserve our margins due to delays we have experienced in the opening of new communities. The average sales price on net sales orders increased by 11% to $296,000 for the three months ended September 30, 2004, as compared to $267,000 for the three months ended September 30, 2003.

     We had 5,868 homes in backlog (representing $1.7 billion in revenues), as compared to 3,327 homes (representing $902.9 million in revenues) as of September 30, 2004 and 2003, respectively. This increase in revenue in backlog of 92% is primarily attributable to the increased sales activity in many of our existing markets. Our average selling price of homes in backlog has increased to $295,000 from $271,000 as a result of the strong housing demand in certain of our markets allowing us to increase prices in those markets, along with a change in the product mix of our homes in backlog.

Financial Services

     Financial Services revenues decreased to $10.1 million for the three months ended September 30, 2004, from $12.9 million for the three months ended September 30, 2003. This 22% decrease is due primarily to a decrease in the number of closings at both our mortgage and title operations and reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest margin. For the three months ended September 30, 2004, our mix of mortgage originations was 34% adjustable rate mortgages (of which approximately half were interest only) and 66% fixed rate mortgages which is a shift from the comparable period in the prior year of 21% adjustable rate mortgages and 79% fixed rate mortgages. The average FICO score of our homebuyers during the three months ended September 30, 2004 was 728 and the average loan to value ratio on first mortgages was 76%. For the three months ended September 30, 2004, approximately 10% of our homebuyers paid in cash. Our mortgage operations capture ratio for non-cash homebuyers decreased to 58% for the three months ended September 30, 2004 from 62% for the three months ended September 30, 2003. The number of closings at our mortgage operations decreased to 1,131 for the three months ended September 30, 2004, from 1,281 for the three months ended September 30, 2003. The decrease in mortgage closings is primarily due to an increase in the number of homebuyers paying in cash. Our title operations capture ratio increased to 97% for the three months ended September 30, 2004, from 81% for the comparable period in 2003. However, the number of closings at our title operations decreased to 4,725 for the three months ended September 30, 2004 from 5,808 for the same period in 2003 primarily due to a decrease in refinancing transactions. Non-affiliated customers accounted for approximately 73% of our title company revenues during the three months ended September 30, 2004.

     Financial Services expenses increased to $9.5 million for the three months ended September 30, 2004, from $8.1 million for the three months ended September 30, 2003. This 17% increase is a result of higher staff levels and expenses incurred in connection with the relocation of our mortgage company headquarters to Tampa, Florida and anticipated increased loan activity.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003

     Homebuilding revenues increased 23% to $1,430.3 million for the nine months ended September 30, 2004, from $1,159.3 million for the nine months ended September 30, 2003. This increase is due primarily to an increase in revenues from home sales to $1,369.3 million for the nine months ended September 30, 2004, from $1,134.0 million for the comparable period in 2003. The 21% increase in revenue from home sales was due to (1) a 15% increase in home deliveries to 4,983 from 4,332 for the nine months ended September 30, 2004 and 2003, respectively, and (2) a 5% increase in the average selling price on delivered homes to $275,000 from $262,000 in the same periods. A significant component of this increase was the 48% increase in revenues from home sales in our West region for the nine months ended September 30, 2004 as compared to the same period in 2003. This increase was due to the greater number of homes delivered and the higher average selling price of such homes. In addition to the increase in revenue from home sales, we generated significant additional revenue from land sales which increased to $61.0 million for the nine months ended September 30, 2004, as compared to $25.3 million for the nine months ended September 30, 2003. As discussed above, our land sales were a result of our regular review of our land portfolio. As a result of these reviews we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community.

     Our Homebuilding gross profit increased 18% to $278.1 million for the nine months ended September 30, 2004, from $235.6 million for the nine months ended September 30, 2003. This increase is primarily due to an increase in revenue from home sales. Our gross margin on home sales decreased to 19.3% for the nine months ended September 30, 2004, from 20.0% for the nine months ended September 30, 2003. This decrease is primarily due to the completion in the prior year of high margin communities and higher land costs as we have increased our use of option contracts. Our gross margin also was negatively affected by the cost of higher sales incentives associated with home deliveries in portions of our Texas and Colorado markets for the nine months ended September 30, 2004, as compared to the corresponding period in 2003 due to the softness in these markets during the 2003 selling season. For the nine months ended September 30, 2004, we generated gross profit on land sales of $13.2 million as compared to $9.0 million for the comparable period in 2003.

     SG&A expenses increased to $176.9 million for the nine months ended September 30, 2004, from $153.9 million for the nine months ended September 30, 2003. As a percentage of Homebuilding revenues, SG&A expenses decreased to 12.4% for the nine months ended September 30, 2004, as compared to 13.3% for the same period in 2003. The 90 basis point improvement in SG&A expenses as a percentage of Homebuilding revenues is primarily attributable to the increase in Homebuilding revenues and our ability to generate higher revenue levels while leveraging fixed SG&A costs. SG&A expenses as a percentage of revenues from home sales for the nine months ended September 30, 2004 decreased to 12.9%, as compared to 13.6% for the same period in the prior year, while our Homebuilding pretax income as a percentage of home sales revenues increased slightly to 7.6% for the nine months ended September 30, 2004 from 7.4% for the nine months ended September 30, 2003.

     For the nine months ended September 30, 2004 and 2003, we recognized a compensation charge of $4.0 million and $0.9 million, respectively, for variable accounting of certain stock-based awards which include accelerated vesting criteria. This amount is included in SG&A expenses.

     For the nine months ended September 30, 2004, other income includes a $1.3 million gain related to the sale of joint venture interests in Houston.

     Our Homebuilding pretax income as a percentage of Homebuilding revenues remained consistent at 7.3% for both the nine months ended September 30, 2004 and September 30, 2003.

Net Sales Orders

     For the nine months ended September 30, 2004, net sales orders increased by 48% and the value of net sales orders increased by 64%, as compared to the same period in the prior year. The increase is due to strong housing demand in the majority of our markets and an increase in the number of communities in which we are marketing. The average sales price on net sales orders increased by 11% to $291,000 for the nine months ended September 30, 2004, as compared to $261,000 for the nine months ended September 30, 2003.

Financial Services

     Financial Services revenues decreased to $31.7 million for the nine months ended September 30, 2004, from $35.6 million for the nine months ended September 30, 2003. This 11% decrease is due primarily to a decrease in the number of closings at our title and mortgage operations and reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest margin. For the nine months ended September 30, 2004, our mix of mortgage originations was 33% adjustable rate mortgages (of which approximately half were interest only) and 67% fixed rate mortgages which is a shift from the comparable period in the prior year of 17% adjustable rate mortgages and 83% fixed rate mortgages. The average FICO score of our homebuyers during the nine months ended September 30, 2004 was 729 and the average loan to value ratio on first mortgages was 76%. During the nine months ended September 30, 2004, approximately 12% of our homebuyers paid in cash. Our mortgage operations capture ratio for non-cash homebuyers increased to 60% for the nine months ended September 30, 2004, from 58% for the comparable period in 2003. The number of closings at our mortgage operations decreased to 3,321 for the nine months ended September 30, 2004, from 3,405 for the three months ended September 30, 2003, primarily due to an increase in the number of homebuyers paying in cash. Our title operations capture ratio increased to 96% for the nine months ended September 30, 2004, from 81% for the comparable period in 2003. However, the number of closings at our title operations decreased to 14,437 for the nine months ended September 30, 2004, from 16,073 for the same period in 2003 primarily due to a decrease in refinancing transactions.

     Financial Services expenses increased to $25.3 million for the nine months ended September 30, 2004, from $21.7 million for the nine months ended September 30, 2003. This 16% increase is a result of higher staff levels and $0.9 million in moving costs and employee separation expenses incurred in connection with the relocation of our mortgage company headquarters to Tampa, Florida.